Exhibit 10.24

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

PLATFORM TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

Between

Zymeworks Inc.

and

GlaxoSmithKline Intellectual Property Development Limited

April 21, 2016

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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PLATFORM TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

THIS PLATFORM TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (the “Agreement”), effective as of 21 April, 2016 (the “Effective Date”), by and between GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED, a corporation organized and existing under the laws of England and Wales, with its registered office located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”) and ZYMEWORKS INC., a corporation organized and existing under the laws of Canada, and extraprovincially in British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and GSK are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

GSK desires to obtain access to the Zymeworks Platform (as defined below) and certain licenses under the Zymeworks Intellectual Property (as defined below) to research, develop and commercialize certain products comprising bi-specific antibodies created using the Zymeworks Platform, and Zymeworks is willing to grant such access and rights, all on the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, the sufficiency which is acknowledged by both Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1 “Acquiring Entity” means a Third Party that merges or consolidates with or acquires Zymeworks, or to which Zymeworks transfers all or substantially all of its assets to which this Agreement pertains.

1.2 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.2 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

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1.3 “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.4 “Antibody” means any and all full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, in each case made through the application of the Zymeworks Platform.

1.5 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder

1.6 “[…***…]” means any Antibody that contains independent binding sites Directed To […***…].

1.7 “Bispecific Antibody” means any Antibody that contains independent binding sites Directed To […***…].

1.8 “BLA” means a “Biologics License Application” (as more fully defined in 21 U.S.C. §262(a)(2)(C), 21 C.F.R. 601.2(a), or their successor provisions) seeking Marketing Authorization of a Product and all amendments and supplements thereto filed with the FDA with respect to a Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States to market a biopharmaceutical product.

1.9 “Bona Fide Collaborator(s)” means any Third Party collaborator who has entered into a written agreement with GSK and/or any Affiliate of GSK, involving the research, development, manufacture and/or commercialization of one or more Antibodies, GSK Antibodies or Products.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A or London, U.K. are authorized or required by Applicable Law to remain closed.

1.11 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.12 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13 “[…***…]” means […***…].

1.14 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

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1.15 “Confidential Information” means all confidential and proprietary, non public information, including Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement. This Agreement and its Exhibits and amendments constitute Confidential Information of both of the Parties.

1.16 “Control” or “Controlled” means, with respect to any materials, Know-How or Intellectual Property right, that a Party (a) owns or (b) has a license, to such material, Know-How, or Intellectual Property right and, in each case, has the legal right to grant to the other Party a license or sublicense to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Zymeworks: (i) any materials, Know-How or Intellectual Property right owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, and (ii) any materials, Know-How or Intellectual Property right that any Acquiring Entity subsequently develops without accessing or practicing any Zymeworks Intellectual Property.

1.17 “Cover”, “Covering”, “Covered” or “Covers” means, with respect to a Patent Right in a particular country, that the manufacture, use, sale, offer for sale, or importation of a product or other material or practice of a claimed method would in such country, but for the licenses granted herein, infringe such Patent Right.

1.18 “Directed To” means, with regard to an Antibody, Sequence Pair, Product or product, that such respective Antibody, antibody generated and derived from such Sequence Pair, Product or product (a) binds directly to an identifiable Target, and (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such direct binding to an identifiable Target or modifies the profile (e.g., PK, tissue penetration and distribution) of the antibody as a result of such direct binding, in each of (a) and (b) above as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such Antibody, antibody, Product or product.

1.19 “Disclosure Period” means the Nomination Period; provided that GSK may extend the Disclosure Period by […***…] period by providing Zymeworks with written notice of such extension not more than […***…] and not less than […***…] prior to the expiration of the Nomination Period; and provided further that the Disclosure Period shall terminate sooner if […***…] are commenced for […***…] prior to the expiration of the Disclosure Period (or any extension thereof) (with such termination effective upon commencement of the […***…]).

1.20 “EU Major Markets” means the […***…].

1.21 “FDA” means the United States Food and Drug Administration and any successor thereto.

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1.22 “Field” means diagnosis, prevention, palliation and treatment of human or animal disease and disorders.

1.23 “First Commercial Sale” means, the first sale of a Product in a given country or other regulatory jurisdiction in the Territory by or on behalf of GSK, its Affiliates or sublicensees to a Third Party, after receipt of Marketing Authorization (including Pricing Approval, to the extent required for sale of Products in a given country or regulatory jurisdiction, and the completion of any necessary labeling negotiations with Regulatory Authorities that may be required after Marketing Authorization) for Products in such country or regulatory jurisdiction. First Commercial Sale shall specifically exclude sales or transfers for clinical study purposes or compassionate use, named-patient, indigent patient or similar uses, if such uses do not result in monetary compensation to GSK above the cost of goods.

1.24 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.25 “GSK Antibody” means a […***…], in each case that is derived and generated from a GSK Sequence Pair, by or on behalf of GSK or its Affiliate or sublicensee, as permitted under this Agreement.

1.26 “GSK Arising Improvement(s)” means any modification or technical advance of the Zymeworks Platform conceived or reduced to practice by or on behalf of GSK or its Affiliates or sublicensees described in Section 2.2 arising from the exercise by GSK of the Licenses: (i) which is not otherwise a GSK Disclosed Improvement or an Other GSK Disclosed Improvement; and (ii) which for clarity, […***…] (and which GSK may […***…]. GSK Arising Improvement(s) shall always exclude Zymeworks Improvements and Zymeworks Platform Improvements.

1.27 “GSK Disclosed Improvement” means any modification or technical advance of the Zymeworks Platform conceived or reduced to practice by or on behalf of GSK or its Affiliates or sublicensees described in Section 2.2 comprising amino acid changes or modifications to an Antibody that enable or improve the […***…]. GSK Disclosed Improvements shall always exclude Zymeworks Improvements and Zymeworks Platform Improvements.

1.28 “GSK Disclosed Improvement Patent” means a patent application filed by Zymeworks or its Affiliates after the Effective Date, and any resulting Patent Rights, in each case to the extent such application or Patent Right Covers a GSK Disclosed Improvement.

1.29 “GSK Patent Right” means any and all Patent Rights that are Controlled by GSK or its Affiliates as of the Effective Date in respect of any GSK Antibody or Product, excluding the Zymeworks Patent Rights and any Patent Rights licensed to GSK by Zymeworks or its Affiliates pursuant to the Prior Agreement or any other agreement entered into following the Effective Date between Zymeworks and GSK (or any Affiliate of Zymeworks and/or GSK).

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1.30 “GSK Sequence Pair” means a Sequence Pair that is selected by, and available to, GSK pursuant to Section 3.4.3.

1.31 “[…***…]” means the […***…] more specifically referred to […***…] as […***…].

1.32 “Invention” means any inventions, discoveries or other Intellectual Property (including all Patent Rights, Know-How and other Intellectual Property rights therein) made by or under the express authority of the Parties (including by GSK’s sublicensees and subcontractors) pursuant to the agreements described in Section 1.9), whether alone or jointly with the other Party, pursuant to this Agreement during the Term.

1.33 “Intellectual Property” means Patent Rights, utility models, and other like forms of protection, copyrights, rights in databases, trade names, trade or service marks (whether registered or unregistered), domain names, design rights (whether registered or unregistered), including all applications for registration for the foregoing and all other similar proprietary rights as may exist anywhere in the world.

1.34 “Invoice” means any invoice submitted to GSK by Zymeworks under this Agreement, produced in accordance with GSK’s processing requirements, as set forth in Exhibit 1.34.

1.35 “Know-How” means any and all technical information, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity Know-How excludes Patent Rights.

1.36 “Licenses” means the licenses expressly granted to GSK in Sections 2.1.1 and 2.1.2.

1.37 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a pharmaceutical or biopharmaceutical product (including a Product) in any country. For clarity, unless […***…] in a particular country, Marketing Authorization shall not […***…].

1.38 “Net Sales” means gross invoiced sales of the Products to Third Parties by GSK, its Affiliates, or their respective licensees or sublicensees (each, a “Selling Party”), in a particular period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated with respect to such Products, to the extent that such amounts are deducted from gross invoiced sales amounts in calculating net sales as reported by Selling Party in its financial statements in accordance with the International Financial Reporting Standards (“IFRS”), applied on a consistent basis:

1.38.1 […***…];

1.38.2 […***…];

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1.38.3 […***…];

1.38.4 […***…];

1.38.5 […***…];

1.38.6 […***…]; and

1.38.7 any other items actually deducted from gross invoiced sales amounts as reported by GSK in its financial statements in accordance with the IFRS, applied on a consistent basis.

For purposes of this definition, each Product would be considered “sold” and “deductions” allowed by a Selling Party when recorded as invoiced in such Selling Party’s financial statements prepared in accordance with IFRS.

1.39 “Nomination Period” means the period commencing on the Effective Date and ending […***…] thereafter.

1.40 “Other GSK Disclosed Improvement” shall have the meaning given to it in Section 6.1.3.

1.41 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, patent term extensions, supplementary protection certificates, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.42 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.43 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.44 “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

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1.45 “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.46 “Prior Agreement” means that certain Collaboration Agreement by and between the Parties, dated December 1, 2015.

1.47 “Product” means any pharmaceutical or biopharmaceutical product that incorporates one (1) or more GSK Antibodies but no other Antibodies. For clarity, a Product (i) shall include one or more GSK Antibody(ies); and (ii) may include another antibody that is not an Antibody.

1.48 “Pricing Approval” means any governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products and where such approval, agreement, determination or decision establishes prices for a Product. For clarity, GSK shall have no obligation to […***…] if it does not […***…] that […***…] to GSK in its sole discretion.

1.49 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and Pricing Approvals for such sale.

1.50 “Sequence” means an Antibody nucleic acid or amino acid sequence corresponding only to the […***…] that are Directed To […***…].

1.51 “Sequence Pair” means two (2) Sequences, each of which is Directed To […***…].

1.52 “Target” means any […***…] that an Antibody may bind.

1.53 “Target Pair” means any two (2) Targets in combination.

1.54 “Technical Dossier” means a technical dossier outlining […***…].

1.55 “[…***…]” means an […***…].

1.56 “Territory” means all of the countries and territories in the world.

1.57 “Third Party” means any Person other than GSK or Zymeworks or an Affiliate of GSK or Zymeworks.

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1.58 “United States” or “US” means the United States of America and its territories and possessions.

1.59 “USD” and “$” mean United States dollars.

1.60 “Valid Claim” means any claim of an issued, in force and unexpired patent, or pending patent application within the Zymeworks Patent Rights (excluding GSK Disclosed Improvement Patents) that:

1.60.1 has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction and is not subject to further appeal,

1.60.2 has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and

1.60.3 has not been rendered unenforceable through disclaimer, abandonment, withdrawal, dedication to the public, allowing to lapse through non-payment of renewal fees or otherwise.

A claim within a pending patent application that has been pending issuance for more than […***…] from the date of filing of the earliest priority patent application to which such pending patent application is entitled shall not be a Valid Claim, unless and until it issues.

1.61 “Zymeworks Improvement(s)” means any modification or technical advance of the Zymeworks Platform, which (a): (i) […***…] or (ii) […***…] or (ii) […***…], in each case that are […***…].

1.62 “Zymeworks Intellectual Property” means the (a) Zymeworks Patent Rights, (b) the Zymeworks Know-How, (c) any Zymeworks Improvements that Zymeworks discloses to GSK and GSK elects, in accordance with Section 3.2, to include in the Licenses, and (d) the Technical Dossier and […***…].

1.63 “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date, (b) covers the Zymeworks Platform, and (c) is necessary for the research, development and (to the extent GSK Antibodies are incorporated into Products) commercialization of Antibodies.

1.64 “Zymeworks Patent Rights” any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (a) as of the Effective Date that Cover the Zymeworks Platform, as set forth in Exhibit 1.64 or (b) that Cover any Zymeworks Improvement that Zymeworks discloses to GSK and GSK elects, in accordance with Section 3.2, to include in the Licenses.

1.65 “Zymeworks Platform” means Zymeworks’ proprietary Azymetric™ […***…] technology platform, comprised of mutations which enable the efficient formation of […***…], as described in the Technical Dossier.

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1.66 “Zymeworks Platform Improvements” means any and all (a) Zymeworks Improvements, (b) GSK Disclosed Improvements, (c) any Know-How described in any Technical Dossier Update, and (d) all other modifications or technical advances of the Zymeworks Platform made by or on behalf of Zymeworks or any Affiliate of Zymeworks.

1.67 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

Definition	Section/Exhibit
Accounting Firm	5.4.2
Agreement	Preamble
Agreement Payments	5.3
Background IP	6.1.1
CDA	7.1
Claims	12.1
Code	10.4
Commercialization Milestone Event	4.4
Commercialization Milestone Payment	4.4
Controlling Party	6.3.4
Development Milestone Event	4.3
Development Milestone Payment	4.3
Dispute	13.5.1
Effective Date	Preamble
Excluded Claim	13.5.7
[…***…]	3.4.1
GSK	Preamble
GSK Indemnified Party	12.1
GSK Inventions	6.1
IFRS	1.38
Indemnified Party	12.3.1
Indemnifying Party	12.3.1
Infringement	6.3.1
Losses	12.1
Nomination Fee	4.2
Parties	Preamble
Party	Preamble
prosecution	6.2.1
Royalty	4.5.1
Royalty Term	4.5.2
Rules	13.5.3
Selling Party	1.38
Taxes	5.3
Term	9.1.1
Unavailable Target Pair	3.4.2(a)
Zymeworks	Preamble

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Definition	Section/Exhibit
Zymeworks Indemnified Party	12.2
Zymeworks Inventions	6.1

1.68 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

2. GRANT OF LICENSES

2.1 Licenses to GSK. Subject to the terms and conditions of this Agreement,

2.1.1 Research and Development License. Subject to the terms and conditions of this Agreement, during the Nomination Period, Zymeworks hereby grants to GSK a non-exclusive, worldwide, fully paid-up, license, including the right to sublicense to Affiliates of GSK and any Third Parties (in accordance with Section 2.2), under the Zymeworks Intellectual Property solely for GSK in accordance with this Section 2.1.1, to use the Zymeworks Platform to conduct pre-clinical research and development of Antibodies, including to […***…] such Antibodies. Subject to the terms and conditions of this Agreement, […***…] pursuant under the foregoing license in this Section 2.1.1. Notwithstanding anything herein to the contrary, the license set forth in this Section 2.1.1 shall not include the right to conduct Clinical Trials of any Antibody or Product.

2.1.2 Commercial License. Subject to the terms and conditions of this Agreement, during the Term, Zymeworks hereby grants to GSK an exclusive, worldwide,

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royalty-bearing, sublicensable to Affiliates of GSK and any Third Parties (in accordance with Section 2.2) and transferable (solely in connection with a permitted assignment of this Agreement in accordance with Section 13.1) license under the Zymeworks Intellectual Property to (a) further research and develop, make, have made, import and export GSK Antibodies intended for incorporation into Products, (b) research, develop, make, have made, use, sell, offer to sell, import and export Products in the Field in the Territory. For clarity, GSK would have the right to use the Zymeworks Platform solely for purposes of researching and developing GSK Antibodies to be incorporated in any Product; and researching, developing and commercializing such Products, in each case in accordance with the Licenses and this Agreement.

2.2 Sublicenses.

2.2.1 The licenses granted to GSK in Section 2.1.1 and 2.1.2 include the right to grant sublicenses to its Affiliates and any Third Parties as required as noted thereunder, provided that: (i) GSK may not grant any sublicenses under Section 2.1.1 or 2.1.2 , to […***…]; (ii) GSK will not […***…]; and (iii) each sublicense granted by GSK shall be consistent with the terms and conditions of this Agreement. GSK shall provide Zymeworks with prompt notice of any such sublicense to any Third Party that it grants other than to the extent that GSK is prevented, pursuant to terms of agreement entered into between GSK and its Third Party (each, a “GSK Bona Fide Collaboration Agreement”), from disclosing the identity of such Third Party or the nature of the collaboration between GSK and such Third Party. In such event, GSK shall provide to Zymeworks all such reasonable information requested by Zymeworks which GSK is permitted to disclose to Zymeworks pursuant to the GSK Bona Fide Collaboration Agreement provided that in no circumstance would GSK be required to provide information that it reasonably believes would disclose the nature of the relationship or the existence of any relationship between GSK and its Third Parties if the disclosure of such information to Zymeworks is prohibited under the GSK Bona Fide Collaboration Agreement. Notwithstanding anything herein to the contrary, GSK shall disclose to Zymeworks the identity of any Third Party sublicensee who has been granted rights or a sublicense by GSK pursuant to this Section 2.2.1, in connection with any clinical development or commercialization of a GSK Antibody or Product.

2.2.2 GSK shall remain responsible for the performance of its Affiliates and sublicensees under this Agreement and shall cause all such Affiliates and sublicensees to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use and ownership of Inventions.

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other Intellectual Property rights Controlled by the other Party or its Affiliates. Subject to the Licenses expressly granted to GSK hereunder and the other terms and conditions of this Agreement, as between the Parties, Zymeworks shall retain all rights, title and interest in and to the Zymeworks Platform and the Zymeworks Intellectual Property.

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2.4 Prior Agreement. For so long as, and solely to the extent that, GSK has rights, pursuant to the Prior Agreement, to develop, manufacture and commercialize GSK Multi-Specific Products incorporating Zymeworks Modifications or Zymeworks Modified Scaffolds (each, as defined under the Prior Agreement), which products comprise Antibodies generated and derived from a GSK Sequence Pair selected in accordance with this Agreement, the License granted to GSK pursuant to Section 2.1.2 shall include (a) the right to incorporate such Zymeworks Modifications or Zymeworks Modified Scaffolds into Products comprising GSK Antibodies that are derived and generated from such GSK Sequence Pair pursuant to this Agreement and (b) a license under the Zymeworks Project Arising IP (as defined under the Prior Agreement) solely to the extent necessary to incorporate such Zymeworks Modifications or Zymeworks Modified Scaffolds into Products comprising GSK Antibodies that are derived and generated from such GSK Sequence Pair pursuant to this Agreement; provided that such license shall be […***…] with respect to […***…]. Products developed, manufactured or commercialized by or on behalf of GSK, its Affiliates or sublicensees in accordance with this Section 2.4, which incorporate the Zymeworks Modifications or Zymeworks Modified Scaffolds, shall be subject to the terms and conditions of this Agreement and the Prior Agreement, including the payment obligations under each agreement. Each such Product shall […***…] that GSK is permitted to develop or commercialize under the Prior Agreement; and, as between the Parties, Zymeworks shall own and retain all rights, title and interest in and to the Zymeworks Modifications and Zymeworks Modified Scaffolds and all improvements thereto. For clarity, upon expiration or termination of GSK’s rights to such Zymeworks Modifications or Zymeworks Modified Scaffolds under the Prior Agreement, GSK’s rights described in this Section 2.4 shall terminate.

2.5 Performance by Subcontractors. GSK may perform, by way of subcontract, some or all of its obligations or exercise some or all of its rights under this Agreement through any one or more Third Parties; provided, however, that GSK shall remain responsible for the performance of such obligations or exercise of such rights by such Third Parties and shall cause all such subcontractors to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use and ownership of Inventions; and provided further that (i) GSK may not enter into a subcontract with any Third Party to […***…]; (ii) GSK will not […***…] and (iii) each subcontract entered into by GSK with any Third Party shall be consistent with the terms and conditions of this Agreement.

3. TECHNOLOGY TRANSFER, TARGET SELECTION AND DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

3.1 Technology Transfer.

3.1.1 […***…] days after the Effective Date, Zymeworks shall provide GSK with an electronic copy of the Technical Dossier. For clarity, the content of the Technical Dossier is limited to that described on Exhibit 1.54.

3.1.2 During the Nomination Period, Zymeworks shall provide GSK with technical support, information and assistance as GSK reasonably requests, in each case solely with respect to the application of the Zymeworks Platform as is necessary to enable GSK to

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exercise the Licenses and to streamline the engineering and production process for GSK Antibodies.

3.1.3 Zymeworks shall provide […***…] to GSK in accordance with Section 3.2.3 and in any event, no less frequently than […***…] during the Disclosure Period.

3.2 Improvements. In the event that Zymeworks Improvements arise, all Zymeworks Improvements shall be offered to GSK […***…] other than as set forth in Article 4, as follows:

3.2.1 Zymeworks shall summarize such Zymeworks Improvements in writing to GSK in such limited detail as is appropriate for non-confidential disclosures of inventions. Zymeworks shall not be obligated to make such disclosures more frequently than […***…].

3.2.2 If GSK wishes to learn further, more detailed, information relating to Zymeworks Improvements disclosed by Zymeworks pursuant to Section 3.2.1 in order to assess whether GSK desires to include such Zymeworks Improvements in the Licenses, GSK shall request such information from Zymeworks in writing. After receipt of such request, Zymeworks shall provide GSK such further information as may be reasonably requested by GSK in order to make such assessment with respect to the applicable Zymeworks Improvements as to whether to include it in the Licenses; provided that Zymeworks may require GSK to execute a confidentiality agreement covering such disclosure and limiting GSK’s use and disclosure of such information to that reasonably which is necessary for purposes of such assessment.

3.2.3 Within […***…] days of receiving detailed information from Zymeworks regarding a Zymeworks Improvement, pursuant to Section 3.2.2, GSK shall provide Zymeworks with written notice as to whether it wishes to include such Zymeworks Improvement in the Licenses, which shall be […***…] other than as set forth in Article 4. If GSK provides Zymeworks with written notice within such period that it does desire to include a Zymeworks Improvement in the Licenses, such Zymeworks Improvement (and any Patent Rights Covering such Zymeworks Improvement that are Controlled by Zymeworks) shall, in each instance automatically become part of the Zymeworks Intellectual Property which shall be licensed to GSK under the Licenses. Zymeworks shall then, as soon as reasonably practicable, update and disclose to GSK the then current […***…] which contains such relevant update disclosing such Zymeworks Improvement in such reasonable detail to enable GSK to practice such Zymeworks Improvement independently of Zymeworks. If GSK provides Zymeworks with written notice that it does not desire to include a Zymeworks Improvement in the Licenses, or fails to provide Zymeworks with written notice as to whether it wishes to include such Zymeworks Improvement in the Licenses within the applicable […***…] period, such Zymeworks Improvement (and Patent Rights Covering such Zymeworks Improvement) shall then not be included in the Licenses or (for purposes of this Agreement) the Zymeworks Intellectual Property, and GSK shall cease all use of such Zymeworks Improvement, or any relevant part of any such Zymeworks Improvement, for so long as such Zymeworks Improvement or any relevant part of any such Zymeworks Improvement is the Confidential Information of Zymeworks.

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3.3 Records and Inspections.

3.3.1 Records. GSK shall maintain records, for so long as reasonably necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of Intellectual Property rights (including Patent Rights) in accordance with Article 6 below, regarding its exercise of the Licenses and performance under this Agreement, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which records shall completely and accurately reflect the work done and results achieved by GSK in its exercise of the Licenses and its performance under this Agreement.

3.3.2 Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.3.1, Zymeworks shall have the right to request copies of such records referred to in Section 3.3.1, which request shall be fulfilled by GSK, where it is reasonably necessary for Zymeworks to exercise its rights or fulfil its obligations under this Agreement, or to confirm compliance by GSK with Section 3.3.1.

3.4 […***…] and GSK Sequence Pair Selection. Following the Effective Date and from time to time during the Nomination Period, GSK shall have the right to submit any number of Target Pairs of interest to GSK […***…] to enable GSK to decide whether to nominate Sequence Pairs Directed To such Target Pairs as potential GSK Sequence Pairs; […***…] by or on behalf of GSK shall not occur so frequently in any given calendar month so as to be unduly burdensome […***…]. GSK shall not be granted any rights or exclusivities with respect to any Target Pairs that it submits […***…]. GSK shall, subject to Section 3.4.4, have the right to select up to six (6) Sequence Pairs to be GSK Sequence Pairs in accordance with this Section 3.4, and the Licenses under Section 2.1.2 shall be granted to GSK solely with respect to such GSK Sequence Pairs, GSK Antibodies generated and derived from such GSK Sequence Pairs and Products incorporating such GSK Antibodies.

3.4.1 […***…].

(a) Within […***…] after the Effective Date or such longer period as is reasonably necessary, the Parties shall […***…] with respect to GSK’s Target Pairs of interest and GSK Sequence Pairs hereunder (the “[…***…]”). Zymeworks and GSK shall then […***…]. Such […***…] shall set forth, among other things, the […***…] with respect to the evaluation of Target Pairs and the selection of Sequence Pairs. If, for whatever reason, the Parties are unable to […***…], the Parties shall, as soon as reasonably practicable, […***…] in accordance with the aforementioned in this Section 3.4.1(a). Such […***…] shall then be the “[…***…]” for the purposes of this Agreement. […***…].

(b) Zymeworks shall have the right, no more frequently than […***…], to […***…], in writing, reasonable details of […***…], which is under […***…] by GSK or its Affiliates, to confirm that GSK or such Affiliate is […***…] in the […***…] of any such antibody that is not covered by the license granted under Section 2.1.2. Zymeworks shall not have the aforementioned right in the preceding sentence to make such request […***…] GSK shall, as soon as reasonably practicable, comply with each such request […***…] by providing such information or documentation […***…]. All such information and documentation of GSK or its Affiliates

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disclosed […***…] shall be the Confidential Information of GSK except to the extent necessary to convey […***…].

3.4.2 Target […***…].

(a) GSK Targets. Each Target Pair of interest submitted by GSK […***…] as set forth below in this Section 3.4.2, and […***…] whether such Target Pair is an Unavailable Target Pair as soon as reasonably practicable but in no event later than […***…] following GSK’s submission of the relevant information regarding such Target Pair. A Target Pair submitted by GSK in accordance with this Section 3.4.2(a) shall only be an “Unavailable Target Pair” if such Target Pair […***…] or, at the time GSK submits such Target Pair […***…], Zymeworks is:

(i) demonstrably contractually obligated to grant pursuant to clearly identifiable and certain rights granted to a Third Party prior to the Effective Date, or has actually granted prior to the Effective Date, to a Third Party exclusive rights with respect to any products Directed To […***…] in such Target Pair; or

(ii) subject to Section 3.4.2(c), actively and in good faith engaged in bona fide negotiations with a Third Party regarding the grant of exclusive rights to the Zymeworks Platform for the development or commercialization of any products Directed To such Target Pair (as may be evidenced, among other things by […***…]).

(b) Identity of Target Pairs. For clarity, […***…] when providing notice of availability pursuant to this Section 3.4.2 and shall […***…] pursuant to this Section 3.4.2.

(c) […***…]. During the […***…] period immediately following the Effective Date, Zymeworks shall not […***…]. For clarity, the foregoing restriction shall expire on the […***…].

3.4.3 Sequence Pair […***…].

(a) Sequence Pair Designation. GSK may, during the Nomination Period, nominate Sequence Pairs that are Directed To any available Target Pair, as potential GSK Sequence Pairs by submitting such Sequence Pair […***…] in accordance with this Section 3.4.3. In each case, such Target Pair must be determined not to be an Unavailable Target Pair […***…] pursuant to Section 3.4.2 immediately prior to Sequence Pairs Directed To such Target Pair being submitted […***…] for Sequence Pair level […***…]pursuant to this Section 3.4.3. Each Sequence Pair so nominated by GSK shall be subject to […***…] as set forth below in this Section 3.4.3, and if such nominated Sequence Pair is not an Unavailable Sequence Pair in accordance with such […***…] it shall automatically become a “GSK Sequence Pair” and shall be automatically deemed within the scope of the commercial license set forth in Section 2.1.2 from the date upon which GSK is notified of such GSK Sequence Pair in accordance with Section 3.4.3(b); provided that GSK shall be limited to six (6) GSK Sequence Pairs. Subject to any substitutions made in accordance with Section 3.4.4 and termination in accordance with Article 9, the license set forth in Section 2.1.2 shall apply solely with respect to the GSK Antibodies derived and generated from the six (6) GSK Sequence Pairs selected in accordance

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with this Section 3.4.3 and Products comprising such GSK Antibodies. A Sequence Pair that is designated by GSK in accordance with this Section 3.4.3 shall only be an “Unavailable Sequence Pair” if, at the time […***…], Zymeworks:

(i) is contractually obligated to grant pursuant to clearly identifiable and certain rights granted to a Third Party, or has actually granted, to a Third Party rights with respect to any products incorporating antibodies derived or generated from such Sequence Pair, or exclusive rights with respect to products incorporating Antibodies Directed To the Target Pair To which such Sequence Pair is Directed;

(ii) is actively and in good faith engaged in bona fide negotiations with a Third Party regarding the development or commercialization of any products incorporating antibodies derived or generated from such Sequence Pair (as may be evidenced, among other things, by […***…]); or

(iii) is actively performing activities on its own behalf regarding the development or commercialization of any products incorporating antibodies derived or generated from such Sequence Pair, which activities include, or have included, […***…] with respect to products incorporating antibodies derived or generated from such Sequence Pair.

(b) Notice of Availability. As soon as reasonably practicable but in any event within […***…] Business Days of […***…] written notice with respect to each Sequence Pair that GSK nominates under this Section 3.4.3, […***…] with written notice if such proposed Sequence Pair is available as a GSK Sequence Pair or is an Unavailable Sequence Pair for any of the reasons set forth in Section 3.4.3(a) above, and the basis for any such unavailability. For clarity, […***…]. Notwithstanding the foregoing, GSK shall […***…]. In the event that GSK does not […***…] in accordance with the foregoing sentence, Zymeworks shall, without limiting any other rights or remedies available to it, have the right to […***…].

3.4.4 Substitution of Sequence Pairs. GSK would have the right to substitute, on a GSK Sequence Pair-by-GSK Sequence Pair basis, any GSK Sequence Pair previously selected by GSK in accordance with Section 3.4.3 for any alternative Sequence Pair which has been confirmed as available by […***…] at the time of such substitution. Such alternative Sequence Pair confirmed as available […***…] shall then replace the original GSK Sequence Pair which GSK had selected for substitution. Such substitution(s) may be made at any time during the Nomination Period […***…]; provided that the number of GSK Sequence Pairs would not, in any event, exceed the total number of six (6) Sequence Pairs at any one time during the Nomination Period. For clarity, GSK would have the right to substitute on a GSK Sequence Pair-by-GSK Sequence Pair basis any existing GSK Sequence Pair, from time to time during the Nomination Period, even when fewer than six (6) GSK Sequence Pairs have been previously selected. Upon the expiration of the Nomination Period, the GSK Sequence Pairs shall remain fixed for the remainder of the Term, and GSK shall no longer have the right to substitute Sequence Pairs.

3.4.5 Nomination Timing. Notwithstanding anything herein to the contrary, all Sequence Pairs nominated by GSK must be nominated prior to the commencement, by or on behalf of GSK, of […***…] of products incorporating Antibodies derived or generated from such

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Sequence Pair. For clarity, GSK shall have no rights under the commercial license set forth in Section 2.1.2 with respect to any Sequence Pair that is not so nominated and confirmed as a GSK Sequence Pair prior to the […***…] of a product incorporating Antibodies derived or generated from such Sequence Pair, and Zymeworks shall not be obligated to grant GSK rights to licenses with respect to any such Sequence Pair after the […***…] of a such a product.

3.5 Development and Commercialization of GSK Products. GSK (itself or through its Affiliates or Third Parties) shall have the exclusive right (even as to Zymeworks and its Affiliates) to further research, develop, manufacture and commercialize Products. GSK shall provide Zymeworks with written reports summarizing the then-current development and commercialization status of each GSK Antibody and Product in such detail as is reasonably necessary for Zymeworks to estimate timing for the Development Milestones Payments in Section 4.3 and the […***…], on an annual basis.

3.6 Transfers of Materials. In the event that the Parties mutually agree that a transfer of any biopharmaceutical, biological, chemical or other material (“Material(s)”) from Zymeworks or GSK respectively (the “Transferor”) to GSK or Zymeworks respectively (the “Transferee”) is necessary or desirable to facilitate the Parties’ activities pursuant to this Agreement (including, in connection with GSK deciding to include a Zymeworks Improvement within the Licenses or otherwise in connection with any right of Zymeworks or GSK in connection with this Agreement or to be agreed in connection with this Agreement), the Parties shall document such transfer using the material transfer record form set out in Exhibit 3.6 (the “Material Transfer Record Form”) and the Transferor shall effect such transfer in accordance with the following provisions:

(i) The Transferor shall complete and submit to the Transferee for counter-signature (and the Transferee shall counter-sign), the Material Transfer Record Form prior to the transfer of the Material.

(ii) The Transferor warrants that it has the full right and authority to transfer the Materials to the Transferee for use within the scope agreed by the Parties in writing in the Material Transfer Record Form.

(iii) The Material and related information provided by Transferor shall remain the property of Transferor or remain under the control of Transferor and shall be kept securely by Transferee and shall not be provided by Transferee, without the prior written consent of Transferor, to any Third Party, other than any Third Party appointed by the Transferee and set forth in the Material Transfer Record Form.

(iv) The Transferee shall only use the Material for the purpose of the performing the activities agreed to by the Parties in writing in the Material Transfer Record Form and shall only use the Material in accordance with all Applicable Laws.

(v) The Transferee shall not use the Material in any human subjects.

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(vi) The Transferee acknowledges that the Material is experimental in nature and provided “as is” and that the Transferor makes no representation or extends no warranty of any kind with respect to the Material and hereby disclaims all warranties, either express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or that their use does not or shall not infringe any patent rights of Third Parties.

(vii) The Transferee shall use the Material at its own risk and in accordance with Applicable Laws and any safety instructions provided by the Transferor.

(viii) The Transferee shall, at the election and direction of the Transferor following completion of the purpose for which the Material was transferred, destroy or return the Material.

(ix) Ownership of all Materials transferred in accordance with this Section 3.6 shall be retained by the Transferor.

4. FINANCIAL PROVISIONS

4.1 Upfront Payment. In partial consideration of the Licenses, GSK shall pay to Zymeworks an upfront, non-refundable, technology access fee of Six Million U.S. Dollars ($6,000,000) within ten (10) days of the Effective Date.

4.2 Sequence Pair Nomination Right Exercise Fee Payments. In partial consideration of the Licenses, GSK shall pay Zymeworks a fee equal to […***…] U.S. Dollars ($[…***…]) (“Nomination Fee”) per GSK Sequence Pair in accordance with Section 5.1.1 upon […***…].

4.3 Development Milestones. In partial consideration of the Licenses, following the […***…] of each milestone event set forth in the table below for each applicable Product (each, a “Development Milestone Event”), GSK shall make the corresponding non-refundable milestone payment to Zymeworks (each, a “Development Milestone Payment”) in accordance with Section 5.1.2. For clarity, each Development Milestone Payment set forth in the column entitled, “Development Milestone Payment Product 1” shall be payable […***…], and each Development Milestone Payment set forth in the column entitled “Development Milestone Payment for Subsequent Products” shall be payable […***…].

Development Milestone Event	Development Milestone Payment Product 1			Development Milestone Payment for Subsequent Products
[…***…]	$	[…***…	]	$	[…***…	]

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[…***…]	$	[…***…	]	$	[…***…	]
[…***…]	$	[…***…	]	$	[…***…	]

4.4 Commercialization Milestones. In partial consideration of the Licenses, following the […***…] of each milestone event set forth in the table below for each Product (each, a “Commercialization Milestone Event”), GSK shall make the corresponding non-refundable milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) in accordance with Section 5.1.2:

Commercialization Milestone Event	Commercialization Milestone Payment
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]
[…***…]	$	[…***…	]

For clarity, each of the foregoing Commercialization Milestone Payments shall […***…] for each Product.

4.5 Royalties.

4.5.1 Patent Royalty Payments. On a […***…], GSK shall pay Zymeworks a royalty (the “Royalty”) on Net Sales of each Product at the rates set forth below:

Annual Net Sales on a Product-by-Product basis	Royalty Rate (as a percentage of Net Sales)
$[…***…] up to $[…***…]	[…***…]	%

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Annual Net Sales on a Product-by-Product basis	Royalty Rate (as a percentage of Net Sales)
Above $[…***…] to $[…***…]	[…***…]	%
Above $[…***…]	[…***…]	%

4.5.2 Royalty Term. The Royalty shall be payable, on a Product-by-Product and country-by-country basis, from First Commercial Sale of such Product in such country until (i) such Product is no longer Covered by a Valid Claim in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Royalty Term”). Upon the expiration of the last Valid Claim that Covers a Product in a country, the Royalties set forth above with respect to such Product in such country shall continue as a royalty paid in consideration for the value of the rights and licenses granted hereunder to GSK with respect to the Know-How within the Zymeworks Intellectual Property, but shall be reduced by […***…]percent ([…***…]%) for the remainder of the Royalty Term. Notwithstanding anything herein to the contrary, in no event shall the Royalties owed during the Royalty Term be reduced by more than […***…]([…***…]%) from the percentages set forth above (i.e., to […***…]%, […***…]%, and […***…]%, respectively), regardless of whether multiple reductions set forth in this Agreement apply.

4.5.3 Anti-Stacking. GSK would be entitled to credit against the royalties owed by GSK to Zymeworks pursuant to this Section 4.5 up to […***…]percent ([…***…]%) of any royalties paid by GSK to Third Parties on sales of Products in consideration for licenses under Patent Rights Covering the Zymeworks Platform for purposes of manufacturing or commercializing such Product; provided that such credit shall be subject to the limitation set forth in the last sentence of Section 4.5.2.

4.5.4 Royalty Buy-Down. At any time prior to the initiation of the first Phase III Clinical Trial of a Product by or on behalf of GSK, GSK shall have the right, at its sole discretion, to buy down the royalty percentages set forth in Section 4.5.1, solely with respect to such Product, from […***…]%, […***…]% and […***…]%, respectively, to a floor of […***…]%, […***…]% and […***…]% by making a one-time payment of Ten Million U.S. Dollars ($10,000,000) for such Product.

5. REPORTS AND PAYMENT TERMS

5.1 Payment Terms.

5.1.1 Sequence Pair Nomination Right Exercise Fee Payments. Upon Zymeworks’ […***…] that a Sequence Pair is available to be a GSK Sequence Pair, Zymeworks shall issue an Invoice to GSK for the corresponding Nomination Fee. Each Nomination Fee shall be paid by GSK on […***…].

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5.1.2 Milestone Payments. GSK shall notify Zymeworks in writing of the achievement of a Development Milestone Event or Commercialization Milestone Event within […***…] days of its achievement, and Zymeworks shall issue an Invoice to GSK for the corresponding Development Milestone Payment or Commercial Milestone Payment. Each Milestone Payment shall be made by GSK on […***…].

5.1.3 Royalties. During the Term, following the First Commercial Sale of a Product, GSK shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold during such Calendar Quarter and the Royalties payable under this Agreement on a Product-by-Product basis, and the Royalties (in US dollars) payable in total for all Products in accordance with Section 4.5, in each case in reasonable detail to allow Zymeworks to verify that the amount of Royalties paid by GSK with respect to such Calendar Quarter is correct. Reports shall be due no later than […***…]. Royalties shown to have accrued by each report provided under this Section 5.1.3 shall be due and payable on the date such report is due.

5.2 Payment Currency / Exchange Rate / Interest. All payments to be made by GSK to Zymeworks under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to GSK. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with GSK’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates. If GSK shall fail to make a timely payment pursuant to this Agreement, any such payment shall bear interest at the average one-month London Inter-Bank Offering Rate (LIBOR) as reported on the day such payment was due in The Wall Street Journal (U.S. Internet version at www.wsj.com under the “Market Data” tab), plus three percent (3%) annually.

5.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 5.3, Zymeworks shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon Zymeworks with respect to any payments made by GSK to Zymeworks under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes from an Agreement Payment, GSK shall make such withholding payments in a timely manner and shall subtract the amount thereof from such Agreement Payment. GSK shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. GSK shall provide Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such assigning Party shall be responsible for all such additional Taxes.

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5.4 Records and Audit Rights.

5.4.1 Records. GSK shall keep (and shall cause each Selling Party to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Development Milestones, Commercial Milestones, and Royalties. GSK shall keep (and shall cause each Selling Party to keep) such books and records for at least […***…] following the end of the Calendar Year to which they pertain.

5.4.2 Audit Rights. Zymeworks shall have the right during the […***…] period described in Section 5.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) to inspect or audit the relevant records of GSK and each Selling Party to verify that the amount of such payments were correctly determined. GSK shall make, and shall cause each Selling Party to make, their respective records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon at least[…***…] notice from Zymeworks, solely to verify the payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by Zymeworks more than once in any Calendar Year. All records made available for inspection or audit shall be deemed to be Confidential Information of GSK. The results of each inspection or audit, if any, shall be binding on both Parties. Zymeworks shall bear full cost of any audit conducted unless the audit reveals an error of greater than […***…] percent ([…***…]%), in which case GSK will pay. If the Accounting Firm determines through such audit or inspection that additional royalties are payable then such amounts (together with interest as required in Section 5.2) shall be paid by GSK within […***…]; and if the Accounting Firm determines through such audit or inspection excess royalties are refundable then such amount will be deducted from future royalty payments or refunded by GSK to Zymeworks within […***…] of receipt of the results of such inspection or audit, whichever is sooner.

6. INTELLECTUAL PROPERTY RIGHTS

6.1 Ownership.

6.1.1 Background IP. Subject always to the rights and licenses expressly granted under this Agreement, each Party would, at all times and as between the Parties, continue to own all rights, title and interest in and to any and all Know-How and Intellectual Property that it owned or Controlled prior to the Effective Date, or which it generates, or to which it obtains rights, outside of this Agreement or outside of the Licenses (“Background IP”) on or after the Effective Date.

6.1.2 Inventions. Subject to Section 6.1.1., ownership of all Inventions, including all Inventions arising in the exercise of the Licenses, shall be as set forth in this Section 6.1.2. Determination of inventorship of such Inventions shall be made in accordance with US patent laws. Notwithstanding anything in this Section 6.1.2 to the contrary (but subject always to

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Section 6.1.1), Zymeworks shall own and retain all rights in the Zymeworks Platform Improvements. Inventions that are made solely by Zymeworks or its Affiliates or subcontractors (such Inventions and any and all Zymeworks Platform Improvements, collectively, the “Zymeworks Inventions”), together with all Know-How and Intellectual Property rights therein, shall be owned solely by Zymeworks. Other than any such Inventions comprising Zymeworks Platform Improvements, Inventions created in the exercise of the Licenses solely by GSK or its Affiliates, sublicensees or subcontractors (“GSK Inventions”), together with all Know-How and Intellectual Property rights therein, shall be owned solely by GSK. For clarity, GSK shall exclusively own GSK Sequence Pairs, GSK Antibodies, the Products and any mutations or modifications to the GSK Sequence Pairs made by GSK alone or jointly with Third Parties; provided that Zymeworks shall retain all rights in and to the Zymeworks Platform and any Zymeworks Platform Improvements.

6.1.3 Zymeworks Platform Improvements. GSK shall promptly disclose to Zymeworks any GSK Disclosed Improvements, in such detail as is reasonably necessary to enable Zymeworks to practice such GSK Disclosed Improvement. GSK shall assign, and hereby assigns to Zymeworks, all rights, title and interest in and to any and all GSK Disclosed Improvements. GSK agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Zymeworks, any and all documents and to perform such acts as may be reasonably necessary for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending Intellectual Property in any and all countries with respect to GSK Disclosed Improvements. GSK may disclose any other modifications or technical advances of the Zymeworks Platform made by or on behalf of GSK or its Affiliates or sublicensees, which shall always exclude Zymeworks Improvements and Zymeworks Platform Improvements (each, an “Other GSK Disclosed Improvement”) in its sole discretion to Zymeworks or a Third Party; provided that if GSK does disclose an Other GSK Disclosed Improvement to Zymeworks, an Affiliate of Zymeworks or any Third Party and such Other GSK Disclosed Improvement is severable from GSK’s Background IP, GSK shall grant, and hereby grants, to Zymeworks a non-exclusive, sublicensable, fully paid-up, perpetual license to use such Other GSK Disclosed Improvement.

6.2 Patent Prosecution and Maintenance.

6.2.1 Definitions. As used in this Section 6.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant or post-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

6.2.2 Zymeworks Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks shall keep GSK reasonably advised with respect to the status of the filing, prosecution and maintenance of the Zymeworks Patent Rights.

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6.2.3 GSK Patent Rights. GSK, at GSK’s expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of GSK Patent Rights using patent counsel of GSK’s choice.

6.2.4 Cooperation in Prosecution. GSK shall provide Zymeworks with all reasonable assistance and cooperation in the patent prosecution efforts provided above in Sections 6.2.2, including providing any necessary powers of attorney and assignments of employees of GSK and its Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information of Zymeworks, subject to Article 7.

6.3 Enforcement and Defense.

6.3.1 Notice. Each Party shall provide prompt notice to the other Party of any infringement of Zymeworks Patent Right, which Covers a Product then under development or being commercialized of which such Party becomes aware (an “Infringement”). GSK and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both GSK and Zymeworks, to terminate any such Infringement of a Zymeworks Patent Right.

6.3.2 Zymeworks Patent Rights. Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify GSK of such enforcement actions. If Zymeworks fails to bring or defend any such action against an Infringement by a Product within (a) […***…] following the notice of alleged Infringement or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, GSK shall have the right but not the obligation, to bring and control any such action against such Infringement at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall GSK admit the invalidity of, in exercising its rights under this Section 6.3.2, any Zymeworks Patent Rights without Zymeworks’ prior written consent, which may be withheld in Zymeworks’ sole discretion.

6.3.3 GSK Patent Rights. GSK shall have the sole right to enforce the GSK Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of GSK.

6.3.4 Infringement Action. In the event that a Party brings an Infringement action in accordance with this Section 6.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other

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Party shall cooperate fully with the Controlling Party, including by providing information and materials, at the Controlling Party’s request and expense and if required to bring such action, the furnishing of a power of attorney or being named as a party.

6.3.5 Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both GSK and Zymeworks in connection with or as a result of any action contemplated by this Section 6.3, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the portion of any recovery remaining related to the Products hereunder shall be shared by the Parties […***…] in favor of the Controlling Party.

6.3.6 Notification of Infringement Claims of the Third Party Patent Rights. If a Third Party asserts in writing to a Party that a Patent Right or other right owned by a Third Party may be infringed or misappropriated by the manufacture, use, sale, offer for sale, development, commercialization, or importation of a Product, then such Party shall promptly notify the other Party within […***…] of becoming aware of such possible infringement or misappropriation.

6.3.7 Defense of Infringement Claims of Third Party Patent Rights. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party Know-How or Intellectual Property right based on the manufacture, use, sale, offer for sale, or importation of any Product as a result of the use of the Zymeworks Platform, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties. Each Party shall have the right to defend itself against such action. If only one of the Parties is being sued by the Third Party, then the other Party shall have the right, but not the obligation, to join the suit. Subject to the provisions of Section 12, and except as otherwise provided in this Agreement, agreed by the Parties in writing or awarded by a court or arbitrator, each Party shall bear its own costs for its defence of or joinder in such a claim.

6.3.8 Trademarks. GSK shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with any Product.

6.3.9 Pharmacovigilance. GSK shall be responsible for the timely reporting of product quality complaints, adverse events and product safety data related to any Product to the appropriate Regulatory Authority or other applicable health authorities.

6.3.10 Ownership of Regulatory Filings. GSK shall own and maintain all regulatory filings related to all Products filed pursuant to this Agreement, including all BLAs.

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7. CONFIDENTIALITY

7.1 Duty of Confidence. During the Term and for […***…] thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party. All Confidential Information disclosed by the Parties pursuant to that certain Confidential Disclosure Agreement, dated […***…] and subsequently amended on […***…] (the “CDA”) shall be deemed to have been disclosed pursuant to this Agreement and shall be subject to the protections of this Article 8. The CDA shall remain in force with respect to ongoing business negotiations between the Parties in accordance with its terms.

7.2 Exceptions. The obligations under this Article 7 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

7.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

7.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or its Affiliates;

7.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential or confidential basis (but, in the case of confidential disclosures, solely to the extent that use or disclosure of such information is permitted pursuant to such confidential disclosure) by a Third Party that is entitled to disclose it (including as a result of independent development of such information by such Third Party) without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

7.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates (including by a Third Party), as evidenced by its written records without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

7.3 Authorized Disclosures. Subject to this Section 7.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

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7.3.1 to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

7.3.2 disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 6 or disclosure to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization in accordance with this Agreement, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

7.3.3 disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations; or

7.3.4 disclosure to potential or actual investors, potential or actual acquirers in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information pursuant to Section 7.3.3, such Party shall promptly inform the other Party of the disclosure that is being sought and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 7.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information as permitted by this Section 7.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

8. PUBLICITY

8.1 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 8.1 with respect to this Agreement, which each Party may issue in connection with the execution of this Agreement, and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested

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by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding the achievement of any milestone event under Section 4.2, 4.3 or 4.4, Zymeworks shall provide GSK with no less than […***…] in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

8.2 Clinical Trial Registries. GSK shall have the right to post GSK’s clinical trial register summaries of the results of Clinical Trials of Products conducted by or on behalf of GSK or its Affiliates; provided that such summaries shall not include Zymeworks’ name or other trademarks, or any of Zymeworks’ Confidential Information, without Zymeworks’ prior written consent.

9. TERM AND TERMINATION

9.1 Term.

9.1.1 The term of this Agreement shall commence on the Effective Date and (subject to earlier termination in accordance with Section 9.2, Section 9.3 or Section 9.4) shall expire upon the expiration, on a Product-by-Product and country-by-country basis, of the Royalty Term under Section 4.5.2 with respect to such Product in such country. The period from the Effective Date until the date of expiration of the entire Agreement pursuant to this Section 9.1.1, or termination of this Agreement in its entirety pursuant to Sections 9.2, 9.3, or 9.4, shall be the “Term”.

9.1.2 Upon expiration of this Agreement in accordance with Section 9.1.1 (but not the earlier termination of this Agreement), on a country-by-country and Product-by-Product basis, the Licenses granted to GSK in Section 2.1.2 shall become non-exclusive, fully paid-up, perpetual licenses.

9.2 Termination.

9.2.1 GSK Right of Termination. GSK may terminate this Agreement, in its entirety or on a Product-by-Product basis or country by country basis, in its sole discretion upon […***…] prior written notice at any time and for any reason or for no reason at all, without incurring any penalty or liability.

9.2.2 Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that GSK or its Affiliates file or initiate an action challenging in court or by administrative proceeding seeking the invalidity or unenforceability of any Zymeworks Patent Rights, then Zymeworks, in its discretion, may give written notice to GSK that Zymeworks shall terminate this Agreement, in its entirety, or on a Product-by-Product basis, unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…]. In the event that GSK or its Affiliate (as the case may be) does not withdraw, abandon or

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terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement, in its entirety, or on a Product-by-Product basis.

9.3 Termination for Cause. If either GSK or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] after receipt of such written notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement, in its entirety or with respect to the Product(s) that are the subject of such breach, immediately by giving written notice to the breaching Party to such effect.

9.4 Termination for Insolvency. To the extent permitted under Applicable Laws, either Party may terminate this Agreement, (a) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or (b) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within […***…] after the filing thereof, or (c) if the other Party shall propose or be a party to any dissolution or liquidation, or (d) if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. Each Party agrees to give the other Party prompt written notice of the foregoing events giving rise to termination under this Section 9.4.

10. EFFECTS OF TERMINATION

10.1 Termination of Agreement.

(a) General. Any termination or expiration of this Agreement shall: (i) be without prejudice to any other damage or legal redress that a Party may be entitled to, and (ii) shall not release a Party from any indebtedness, liability or other obligation, in each case incurred under this Agreement by such Party prior to the date of termination or expiration of this Agreement. On or after the effective date of such termination, Zymeworks shall send GSK an Invoice for any payments that are due and for which it has not previously issued an Invoice to GSK; and GSK shall pay all such amounts within […***…] from the date of receipt of the corresponding Invoice from Zymeworks. GSK shall pay any previously Invoiced amounts in accordance with this Agreement. In the event that Zymeworks terminates the Agreement in its entirety pursuant to Section 9.2.2, 9.3 or 9.4, or GSK terminates this Agreement in its entirety pursuant to Section 9.2.1, all rights and licenses granted to GSK under this Agreement shall terminate upon the effective date of such termination, and GSK shall cease all use of the Zymeworks Platform and all development, manufacture and commercialization of the Antibodies and the Products. In the event that Zymeworks terminates the Agreement on a Product-by-Product basis pursuant to Section 9.2.2 or 9.3, or GSK terminates this Agreement on a Product-by-Product basis pursuant to Section 9.2.1, all rights and licenses granted to GSK under this Agreement with respect to the terminated Products (and the GSK Antibodies incorporated

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therein) shall terminate upon the effective date of such termination, and GSK shall cease all development, manufacture and commercialization of such Products (and the GSK Antibodies incorporated therein).

(b) Expiration of Financial Obligations. On the expiration of the Royalty Term with respect to a Product that is being commercialized by GSK in a particular country, if any, subject to the terms and conditions of this Agreement, the Licenses granted to GSK in Section 2.1.2 shall become perpetual, non-exclusive, fully-paid and royalty-free right with respect to such Product in such country, as set forth in Section 9.1.2.

(c) GSK Continuing Rights. Upon the termination of this Agreement by GSK pursuant to Section 9.3 or Section 9.4, GSK shall continue to have the exclusive right to research, develop and commercialize Products comprising GSK Antibodies derived and generated from GSK Sequence Pairs selected prior to the effective date of such termination until the expiration of the Term in accordance with Section 9.1.1, pursuant to the Licenses and rights granted to GSK in Section 2.1.2, which shall continue in full force and effect solely with respect to such Products subject to the payment by GSK of the applicable amounts set out in Article 4. Subject to the last sentence of Section 4.5.2, if GSK terminates this Agreement in its entirety pursuant to Section 9.3, GSK shall then decrease any milestone and royalty payment payable to Zymeworks in respect of the Products by fifty percent (50%), for so long as GSK has the right to commercialize such Product on the terms set out under this Agreement.

(d) Return of Information. Upon the expiration or termination of this Agreement, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep the Confidential Information received from the other Party to the extent reasonably necessary to exercise any surviving rights and such other Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes.

10.2 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Article 1, Article 4 and Article 5 (solely to the extent of any then-outstanding payment obligations; provided that Section 5.4 shall survive for the period set forth therein with respect to any payments due to Zymeworks under this Agreement and records related thereto), Section 6.1, Article 7, Section 8.1, Article 10, Section 11.4, Article 12, and Article 13.

10.3 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

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10.4 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to, to the extent required under the Code, a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 10.4 are without prejudice to any rights a Party may have arising under the Code.

11. REPRESENTATIONS AND WARRANTIES AND COVENANTS

11.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

11.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

11.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

11.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

11.1.4 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

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11.2 Representations, Warranties and Covenants by Zymeworks. Zymeworks represents, warrants as of the Effective Date and (solely to the extent specified below) covenants to GSK as follows:

11.2.1 Zymeworks has the right to grant the rights and licenses that it purports to grant to GSK under this Agreement, free and clear of all liens or encumbrances;

11.2.2 Zymeworks has not granted and covenants not to grant during the Term rights to any Third Party under the Zymeworks Intellectual Property that conflict with the rights granted to GSK hereunder;

11.2.3 Zymeworks has not received any written notification from a Third Party alleging that any of the Zymeworks Intellectual Property infringes any intellectual property rights of a Third Party;

11.2.4 there are no pending, and no threatened, adverse actions, suits or proceedings against Zymeworks involving Zymeworks Intellectual Property that would impact Zymeworks ability to grant the rights and licenses that it purports to grant to GSK under this Agreement; and

11.2.5 Zymeworks does not require any consent or waiver under any contractual arrangement with a Third Party to which Zymeworks is a party to grant the rights and licenses that it purports to grant under this Agreement.

11.3 Representations, Warranties and Covenants by GSK. GSK represents, warrants as of the Effective Date and covenants to Zymeworks as follows:

11.3.1 that all employees, consultants, agents and sublicensees of GSK or its Affiliates working in or otherwise involved in the activities to be conducted pursuant to this Agreement, shall be under the obligation to assign to GSK all right, title and interest in and to their inventions conceived and discoveries made within the scope of their employment, whether or not patentable, if any, which constitute GSK Disclosed Improvements or GSK Other Disclosed Improvements as the sole owner thereof; and

11.3.2 it shall at all times perform its activities pursuant to this Agreement in compliance with Applicable Laws.

11.4 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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11.5 Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS HEREUNDER WITH REGARD TO ANY ANTIBODY OR PRODUCT SHALL BE SUCCESSFUL.

12. INDEMNIFICATION AND LIABILITY

12.1 Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold GSK and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “GSK Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any GSK Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any GSK Indemnified Party (including product liability claims) arising or resulting from: (a) the negligence or willful misconduct of Zymeworks or its Affiliates pursuant to this Agreement; or (b) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to GSK under this Agreement. Zymeworks is only obliged to so indemnify and hold the GSK Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of GSK.

12.2 Indemnification by GSK. GSK shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of GSK Antibodies or Products by GSK or its Affiliates, licensees or sublicensees (excluding Zymeworks and its Affiliates) under this Agreement; (b) the negligence or willful misconduct of GSK or its Affiliates pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by GSK to Zymeworks under this Agreement. GSK is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks.

12.3 Indemnification Procedure.

12.3.1 Any GSK Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it

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may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

12.3.2 Subject to the provisions of Section 12.3.3 below, the Indemnifying Party shall have the right, upon providing written notice to the Indemnified Party of its intent to do so within […***…] after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

12.3.3 The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

12.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING ANY SUCH LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 7. NOTHING IN THIS SECTION 12.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12.

12.5 Insurance. Zymeworks, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term. Zymeworks shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to GSK upon request. GSK hereby represents and warrants to Zymeworks that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for global pharmaceutical companies and agrees that it shall remain so insured throughout the Term. GSK shall furnish to Zymeworks evidence of such self-insurance, upon request.

13. GENERAL PROVISIONS

13.1 Assignment. Except as provided in this Section 13.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent,

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assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 13.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. For clarity, the foregoing is not intended to limit GSK’s right to grant sublicenses in accordance with Article 2 above.

13.2 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

13.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties shall use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties

13.4 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

13.5 Dispute Resolution.

13.5.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within […***…], either Party shall, by written notice to the other Party, refer such Dispute to senior representatives of each Party for attempted resolution. Each Party, within […***…] after a Party has received such written request from the other Party

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to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. Such representatives shall attempt in good faith to promptly resolve such Dispute within […***…] thereafter. In the event that any Dispute, other than an Excluded Claim, is not resolved under the foregoing provisions, each Party shall seek resolution of such matter in accordance with Section 13.5.2.

13.5.2 If a Dispute, other than an Excluded Claim, is not resolved through negotiation by the Parties and their senior representatives under Section 13.5.1, the Parties agree that they shall try in good faith to resolve the Dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation. Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties cannot agree, they shall defer to the CPR to select a mediator. The cost of the mediator shall be borne equally by the Parties. The place of mediation shall be Wilmington, Delaware. Any Dispute not resolved within […***…] (or within such other time period as may be agreed to by the Parties in writing) after appointment of the mediator shall be finally resolved by arbitration pursuant to the remainder of this Section13.5.

13.5.3 If, after mediation pursuant to Section 13.5.2, the Parties have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration in accordance with the American Arbitration Association (“Rules”). Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

13.5.4 The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] period, the arbitrator shall be appointed in accordance with the Rules. The place of arbitration shall be Wilmington, Delaware, and all proceedings and communications shall be in English.

13.5.5 Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrator has been selected, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear

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its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator agrees otherwise.

13.5.6 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations. The content and resolution of any arbitration conducted pursuant to this Section 13 shall be the Confidential Information of both Parties, and Parties shall instruct the arbitrator to maintain the same as confidential.

13.5.7 As used in this Section 13.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, (c) tax matters, or (d) international law. Any Excluded Claim may be submitted by either Party to the State and Federal Courts located in Delaware or, if such courts are found not to have jurisdiction, any court of competent jurisdiction over such Excluded Claim.

13.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected shall use commercially reasonable efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

13.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

13.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and GSK, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

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13.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and shall be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Zymeworks:	Zymeworks Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
Attention: […***…] E-mail address: […***…]

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attention: […***…]
E-mail address: […***…]

If to GSK:	GSK
980 Great West Road
Brentford, Middlesex
TW8 9GS
Attention: […***…]
E-mail address: […***…]

and

GSK
709 Swedeland Road
PO Box 1539
King of Prussia, PA

Attention: […***…]
E-mail address: […***…]

Zymeworks shall also provide a copy of any notice (via e-mail if available) to GSK’s project leader and alliance manager; provided that GSK has provided the contact information for such individuals in writing in advance of Zymeworks’ sending such notice.

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13.10 Further Assurances. GSK and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

13.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

13.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

13.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, other than the CDA.

13.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

13.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.17 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of

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or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

13.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.19 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it shall not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

13.20 Ethical Standards

13.20.1 Human Rights

(a) Unless otherwise required or prohibited by Applicable Laws, the Parties warrant, to the best of their knowledge, that in relation to the performance of this Agreement:

(i) they do not employ engage or otherwise use any child labour in circumstances such that the tasks performed by any such child labour could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;

(ii) they do not use forced labour in any form (prison, indentured, bonded or otherwise) and its employees are not required to lodge papers or deposits on starting work;

(iii) they provide a safe and healthy workplace, presenting no immediate hazards to its employees. Any housing provided by the Parties to their employees is safe for habitation. The Parties provides access to clean water, food, and emergency healthcare to their employees in the event of accidents or incidents in the workplace;

(iv) they do not discriminate against any employees on any ground (including race, religion, disability or gender);

(v) they do not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and does not use cruel or abusive disciplinary practices in the workplace;

(vi) they pay each employee at least the minimum wage, or a fair representation of the prevailing industry wage, (whichever is the higher) and provides each employee with all legally mandated benefits;

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(vii) they comply with the laws on working hours and employment rights in the countries in which they operate;

(viii) they are respectful of their employees’ right to join and form independent trade unions and freedom of association.

(b) The Parties agree that they are responsible for controlling their own supply chain and that they shall encourage compliance with ethical standards and human rights by any subsequent supply of goods and services that are used by the Parties when performing their obligations under this Agreement.

(c) The Parties shall ensure that they have ethical and human rights policies and an appropriate complaints procedure to deal with any breaches of such policies.

13.21 Anti-Corruption

13.21.1 Zymeworks acknowledges receipt of the ‘Prevention of Corruption – Third Party Guidelines’ (attached at Exhibit 13.21) and agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

13.21.2 The Parties shall comply fully at all time with all Applicable Laws in their performance under this Agreement, including but not limited to applicable anti-corruption laws, of the territory in which the Parties conduct business with each other.

13.21.3 The Parties shall be entitled to terminate this Agreement immediately on written notice to the other, if the other Party fails to perform its obligations in accordance with this Section13.21. The defaulting Party shall have no claim against the non-defaulting Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 13.21.3. To the extent (and only to the extent) that the laws of the territory provide for any such compensation to be paid to the non-defaulting upon the termination of this Agreement, the Parties hereby expressly agree to waive (to the extent possible under the laws of the territory) or to repay any such compensation or indemnity.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

Zymeworks Inc.

By:
Name:	Ali Tehrani, Ph.D.
Title:	President & Chief Executive Officer

GlaxoSmithKline Intellectual Property Development Limited

By:
Name:
Title:

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EXHIBIT 1.34

Invoice and Bank Detail Formats Required

1.	Invoice details:

The name and address details for the invoices are as follows:

GlaxoSmithKline Intellectual Property Development Limited

980 Great West Road

Brentford

Middlesex

TW8 9GS

United Kingdom

All invoices should include, at a minimum, the following information:

•	Invoice Date, Number and Amount

•	Invoicing party Name, Address, Phone Number, Vat No. if applicable

•	Bank details

•	GSK contact names and respective email addresses

•	Agreement Reference Information ( e.g. Effective Date)

•	Description of Event that triggers Invoice

Invoices in PDF format should be sent via email […***…] and the […***…]

For any queries in relation to invoicing, please contact […***…].

2.	Bank information details format:

•	Third Party shall provide a scan copy of a letter (on Company letterhead), signed by finance and copied into a ‘read only’ word document i.e. password protected.

•	The word file referred to above shall be sent via email to the GSK Contact listed in the invoice section i.e. (GSK person with whom the Third Party team engages in Business As Usual) and also copying the […***…]

•	Please do not disclose the password to any GSK contact.

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Exhibit 1.54

TECHNICAL DOSSIER OUTLINE

[…***…]

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Exhibit 1.64

ZYMEWORKS PATENT RIGHTS

[…***…]

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Exhibit 3.6

MATERIAL TRANSFER RECORD FORM

GSK and Zymeworks

Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Platform Technology Transfer and License Agreement dated [●] made between GSK and Zymeworks.

In connection with the performance of the Agreement and pursuant to the terms of the Agreement:

(i) GSK shall transfer to Zymeworks the Materials set forth below;

and/or

(ii) Zymeworks shall transfer to GSK the Materials set forth below.

This Material Transfer Record Form shall be used as the record of all such Material transfers, whether from GSK to Zymeworks or from Zymeworks to GSK.

Transfer Date:

Description of Materials

Description of Research for which the Material(s) shall be Used

Description of general nature of the business of the Third Party(ies) to whom Materials will be transferred for purposes of such research

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Signature – GSK Representative

Date

Signature – Zymeworks Representative

Date

Note: This MTR is to be completed and signed by the Zymeworks and the GSK representative for each transfer. A copy of each completed MTR is to be timely provided to project manager (for GSK) and to the project manager (for Zymeworks). This MTR should not be used to transfer any materials in which the Transferor believes that third parties have rights, or which the Transferor believes infringe or violate any intellectual property rights held by any Third Party. If there are any questions about the appropriateness of a transfer, please contact the named representatives identified herein before making the transfer.

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EXHIBIT 8.1

PRESS RELEASE

Zymeworks and GSK Enter Second Strategic Collaboration to Develop and Commercialize Bi-Specific Antibodies

Vancouver, Canada (TBD, 2016) – Zymeworks Inc., a leader in the development of bi-specific and multi-specific antibodies and antibody drug conjugates, announced today that it has entered into a new licensing agreement with GSK for the research, development, and commercialization of novel bi-specific antibodies enabled using Zymeworks’ Azymetric™ drug discovery platform. Under the agreement, GSK will have the option to develop and commercialize multiple bi-specific drugs across different disease areas. Zymeworks will receive upfront and preclinical payments of up to USD$36 million and is eligible to receive up to USD$152 million in development and clinical milestone payments, along with commercial sales milestone payments of up to USD$720 million, and tiered royalties on potential sales.

As previously announced in December 2015, Zymeworks and GSK entered into a collaboration and license agreement to further develop Zymeworks’ Effector Function Enhancement and Control Technology (EFECT™) platform and to research, develop, and commercialize novel Fc-engineered monoclonal and bi-specific antibody therapeutics that have been optimized for specific therapeutic effects. As part of this second agreement, GSK has also gained the right to combine the Azymetric™ platform with novel engineered Fc domains developed under the previously announced collaboration.

“We are excited to be expanding our relationship with GSK to include our Azymetric™ bi-specific platform. We view this new collaboration as evidence of our valuable role as a partner and the strength of our proprietary drug development platforms,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “The proceeds from this collaboration will be used to advance our pipeline of therapeutic candidates, including the Azymetric™ antibody ZW25 and the Azymetric™ antibody drug conjugate ZW33, into human clinical trials this year. They will also be utilized to support the continued expansion and strengthening of our core capabilities in antibody discovery, protein engineering, and antibody drug conjugates.”

About the Azymetric™ Platform

Bi-specific antibodies developed using the Azymetric™ platform resemble conventional mono-specific antibodies while being able to simultaneously bind to two different targets resulting in additive or synergistic therapeutic responses. Azymetric™ antibodies spontaneously assemble into a single molecule with two different Fab domains comprising of unique heavy and light chain pairings. Azymetric™ antibodies are manufactured using conventional monoclonal antibody processes and can also be easily adapted to rapidly screen target and sequence combinations for bi-specific activities in the final therapeutic format thereby significantly reducing drug development timelines.

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About the EFECT™ Platform

The EFECT™ platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up and down-regulation of effector functions. This platform is compatible with traditional monoclonal as well as Azymetric™ bi-specific antibodies to further enable the customization of therapeutic responses for different diseases.

About Zymeworks Inc.

Zymeworks is a privately held biotherapeutics company that is developing best-in-class Azymetric™ bi-specific antibodies and antibody drug conjugates for the treatment of cancer, autoimmune and inflammatory diseases. The company’s novel Azymetric™, AlbuCORE™, and EFECT™ platforms, its Zymelink™ conjugation platform and cytotoxins, and its proprietary ZymeCAD™ structure-guided protein engineering technology, enable the development of highly potent bi-specific antibodies, multivalent protein therapeutics, and antibody drug conjugates across a range of indications. Zymeworks is focused on accelerating its preclinical biotherapeutics pipeline through in-house research and development programs and strategic collaborations. More information on Zymeworks can be found at www.zymeworks.com.

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EXHIBIT 13.21

PREVENTION OF CORRUPTION – THIRD PARTY GUIDELINES

[…***…]